                                                                   Exhibit 11(a)


                            Blue Wave Systems Inc.

                      Computation of Per Share Net Income
                   (in thousands, except per share amounts)


                                                                                                Three Months Ended
                                                                                                     March 31,
                                                                                             2001                 2000
                                                                                           -------               -------
Basic Net Income Per Share:
  Net income applicable to common stock                                                    $ 2,263               $   817
                                                                                           =======               =======

  Weighted average shares outstanding                                                       15,795                15,528

Basic net income per share                                                                 $  0.14               $  0.05
                                                                                           =======               =======

Diluted Net Income Per Share:
  Weighted average shares outstanding                                                       15,795                15,528

  Effect of common stock equivalents:
    Options granted and warrants issued                                                        919                 1,058
    Weighted average exercised options outstanding for portion of period,
      net of equivalent shares purchased at average fair market value                            5                   102
    Effect of using option and warrant proceeds to repurchase common stock
      at average fair market value                                                            (333)                 (171)
                                                                                           -------               -------
           Total common stock equivalents                                                      591                   989
                                                                                           -------               -------
  Weighted average diluted shares outstanding                                               16,386                16,517
                                                                                           -------               -------

Diluted net income per share                                                               $  0.14               $  0.05
                                                                                           =======               =======
